EXHIBIT 99.2

December 21, 2020

Liberty Broadband Corporation Declares Quarterly Cash Dividend

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared a quarterly cash dividend of $0.43750001 per share of Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), payable in cash on January 15, 2021 to stockholders of record of the Preferred Stock at the close of business on December 31, 2020 (the “Record Date”).

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiaries: Skyhook and GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation